UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

XPO, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32172
(State or other jurisdiction of incorporation)	(Commission File Number)

Five American Lane, Greenwich, Connecticut	06831
(Address of principal executive offices)	(Zip Code)

Wendy Cassity

Chief Legal Officer

XPO, Inc.

(855) 976-6951

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2025.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD is filed by XPO, Inc. (the “Company”) pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2025 to December 31, 2025.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available on the Company’s corporate website at www.xpo.com under the heading “Investors” within the “Financial Information” tab.

Item 1.02 Exhibit

The Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form SD.

Section 2 – Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not Applicable

Section 3 – Exhibits

Item 3.01 Exhibits

Exhibit No.	Description
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

XPO, Inc.
(Registrant)

By:	/s/ Wendy Cassity
	Wendy Cassity	Date: May 21, 2026
Chief Legal Officer

3